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                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE
Contact:  Thomas L. Carter (317) 715-4196


                      CHAMPIONSHIP AUTO RACING TEAMS, INC.
            STOCKHOLDERS APPROVE PLAN OF LIQUIDATION AND DISSOLUTION
               AND COMPANY ANNOUNCES DISSOLUTION AND DISTRIBUTION

INDIANAPOLIS, IN - DECEMBER 29, 2005 - Championship Auto Racing Teams, Inc. (the "Company") (CPNT.PK) announced today that its stockholders approved the Company's Plan of Liquidation and Dissolution offered for vote at a Special Meeting of Stockholders originally held on December 13, 2005 and adjourned until December 29, 2005.

The Company also announced that, pursuant to the Plan of Liquidation and Dissolution, it filed a Certificate of Dissolution with the Delaware Secretary of State on December 29, 2005. Effective as of the close of business on December 29, 2005, the Company closed its stock transfer books and will no longer record transfers of its shares (except by will, intestate succession or operation of law).

Finally, the Company announced that its Board of Directors has approved a cash distribution of $0.29 per share to stockholders of record as of the close of business on December 29, 2005. It is anticipated that a transmittal letter and instructions for receiving the distribution will be mailed by the Company's transfer agent to such stockholders on December 30, 2005.

The Company has set aside funds as a contingency reserve for potential liabilities, expenses and obligations during our three-year wind-down period. If no longer necessary, portions of the contingency reserve may be distributed to our stockholders of record as of the close of business on December 29, 2005 during or at the conclusion of our three-year wind-down period, as determined by our Board of Directors or our liquidating trustee. After the liabilities, expenses and obligations for which the contingency reserve was established have been satisfied in full, any remaining portion of the contingency reserve will be distributed to such stockholders. There can be no assurance that any additional distribution will be made, however, or that any such distribution will be material in amount.

ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. previously owned and operated the Champ Car World Series. The Company has sold all of its operating assets and is in the process of winding up its affairs.

SAFE HARBOR STATEMENT

The statements made in this news release that state the Company's managements' beliefs or expectations and which are not historical facts, or which apply prospectively are forward-looking statements. Words such as "may, will, expect, believe, anticipate, forecast, intend, could, would, estimate, or continue," or the negative variation thereof, or comparable terminology are intended to identify forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained or implied by such forward-looking statements. The risks and uncertainties considered include, but are not limited to potential claims, or other issues that could occur while the company is in the process of winding up its affairs. Additional information concerning the Company's actual results can be obtained from the SEC's website at www.sec.gov.